Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact

Media Inquiries

Garrett Mann

Director of Marketing

TechTarget

617-431-9371

gmann@techtarget.com

TechTarget Announces New Chief Financial Officer

Newton, MA —December 19, 2016 — TechTarget, Inc. (Nasdaq: TTGT) today announced the appointment of Daniel Noreck as Chief Financial Officer and Treasurer for the Company. In his role, Noreck will have overall leadership and responsibility for the strategy and operations of the Company’s finance and control functions.

“We are excited to have Dan join our executive team,” said Mike Cotoia, TechTarget CEO. “Dan’s experience as a public company CFO over the past six years as well as his strong financial and operational expertise will be instrumental as we drive towards TechTarget’s long-term growth objectives.”

Noreck was previously the CFO and Treasurer of Providence and Worcester Railroad Company, Inc. (NYSE: PWX), a regional railroad with operations in four states. His prior experience includes 16 years as a public accountant. He received his Bachelor of Science in Accounting from the University of Massachusetts Dartmouth and is a Certified Public Accountant and a Chartered Global Management Accountant.

About TechTarget

TechTarget (Nasdaq: TTGT) is the global leader in purchase intent-driven marketing and sales services that deliver business impact for enterprise technology companies. By creating abundant, high-quality editorial content across more than 140 highly targeted technology-specific websites, TechTarget attracts and nurtures communities of technology buyers researching their companies’ information technology needs. By understanding these buyers’ content consumption behaviors, TechTarget creates the purchase intent insights that fuel efficient and effective marketing and sales activities for clients around the world.

TechTarget has offices in Beijing, Boston, London, Munich, Paris, San Francisco, Singapore and Sydney. For more information, visit techtarget.com and follow us on Twitter @TechTarget.

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